Exhibit 10.2
December 9, 2025
Christopher McGinnis
Dear Mr. McGinnis,
Thank you for your continued service and dedication to GoodRx, Inc. (“GoodRx” or “the
Company”) in your role as Chief Financial Officer & Treasurer. In recognition of your continued service and to incentivize your continued employment at GoodRx, GoodRx is pleased to offer you a one-time cash retention bonus in the amount of $1,000,000, less all applicable withholdings and deductions required by law (“Retention Bonus”), subject to the terms and conditions in this letter agreement (“Letter
Agreement”).
Retention Bonus
The Retention Bonus shall be paid to you within 15 days following the date on which you execute and return this Letter Agreement. If your employment with the Company is terminated by the Company for Cause or by you without Good Reason (each, as defined on Annex A), in either case, prior to
December 31, 2027 (the “Retention Date”), then all or a portion of the after-tax amount of the Retention
Bonus paid to you shall be repaid promptly by you to the Company within 30 days following your termination date. The amount to be paid (“Repayment Amount”) will be:
(i)100% of the after-tax amount of the Retention Bonus paid to you, if such termination occurs on or prior to December 31, 2026; and
(ii)50% of the after-tax amount of the Retention Bonus paid to you, if such termination occurs on or after January 1, 2027 but prior to the Retention Date.
If your employment terminates due to your death or Disability (as defined on Annex A), in either case, prior to the Retention Date, then the repayment obligation described herein shall not apply.
Tax Code Section 280G
Notwithstanding any other provision of this Letter Agreement, in the event that any payment or benefit received or to be received by you (whether pursuant to the terms of this Letter Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Retention Bonus, being hereinafter referred to as the “Total Payments”), would be subject (in whole or part) to the excise tax imposed under Internal Revenue Code (“Code”) Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Retention Bonus under this Letter Agreement shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i)
the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise
Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced
Total Payments). In all cases, if there are any reductions to the Total Payments under this paragraph, the reduction shall be performed in a manner which results in the greatest after-tax amount being retained by you and in a manner which comports with Section 409A of the Code.
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section
280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the
“Independent Advisors”) selected by the Company (provided, however, that Independent Advisors may not without your written consent be the firm which serves as the auditor for the ultimate parent of the entity acquiring the Company), does not constitute a “parachute payment” within the meaning of Section
280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code), and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of
Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section
280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the
Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
Miscellaneous
Your employment remains at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.
This Letter Agreement may not be amended or modified unless in writing signed by both you and
GoodRx. This Letter Agreement contains all of the understandings and representations between GoodRx and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus.  In consideration of your eligibility to receive the Retention Bonus, you hereby acknowledge and agree that you have no rights, title or interest in receiving any payment, award, or benefit under the Company’s 2025 executive bonus plan (including any annual bonus opportunity or
“incentive bonus” referenced in your employment offer letter or agreement with respect to 2025), or any
Company annual cash incentive or discretionary bonus program applicable to all or a portion of the 2025.
This Letter Agreement and all related documents, and all matters arising out of or relating to this
Letter Agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the state in which you reside at the time you accept this Letter
Agreement, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply, provided, however, that any existing arbitration agreement between you and the
Company will govern any disputes hereunder to the fullest extent permitted by law.
Please sign and date this Letter Agreement and return it to Vina Leite, Chief People Officer no later than December 11, 2025. Your signature, which reflects your agreement to the terms and conditions for earning this Retention Bonus, is required in order to earn and receive this payment.  We look forward to your continued employment with us.
Sincerely,
GOODRX, INC.
By:/s/Vina Leite
      Vina Leite, Chief People Officer
Agreed and Accepted
I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS LETTER
AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO
EACH OF THEM; AND I INTEND TO BE LEGALLY BOUND BY THIS LETTER AGREEMENT.
Dated: 12/9/2025By: /s/Christopher McGinnis
Print Name: Christopher McGinnis
Annex A: Certain Definitions
“2020 Plan” means the GoodRx Holdings, Inc. 2020 Incentive Award Plan, as may be amended from time to time.
“Cause” means the definition of “Cause” contained in your employment agreement with GoodRx dated February 4, 2025.
“Disability” shall have the meaning set forth in the 2020 Plan.
“Good Reason” the definition of “Good Reason” contained in your employment agreement with
GoodRx dated February 4, 2025.